RENTAL AGREEMENT

THIS RENTAL AGREEMENT (the “Agreement”), effective October 1, 2009 (the “Effective Date”), is by and between Desert Hawk Gold Corp., a Nevada corporation (“Tenant”), and RMH Overhead, LLC, a Nevada limited liability company (“Landlord”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Office Rent and Use.  For and in consideration of $500.00 per month, the Landlord hereby rents and provides to the Tenant the use of the office space located at 1290 Holcomb Avenue, Reno Nevada, to be used as the offices of the President of the Tenant.  Rent shall be due and payable on the 1st day of each month and shall be delinquent if not paid by the 20th of the month.

2.
Term.  This Agreement shall be month-to-month and can be cancelled by either party at any time.  This Agreement shall cover the term of the rental of the office space from the Effective Date until terminated by either party.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

RMH Overhead, LLC

Date: October 31, 2010	/s/ Rick Havenstrite
Rick Havenstrite, Manager

Desert Hawk Gold Corp.

Date: October 31, 2010	By	/s/ Robert E. Jorgensen
Robert E. Jorgensen, CEO